Exhibit 99.1
PVC Container Board of Directors Approves Reverse Stock Split as Part of Going-Private Transaction
     EATONTOWN, N.J., September 16, 2005 — PVC Container Corp. (OTC Bulletin Board: PVCC) announced today that its Board of Directors approved a 1-for-2,000 reverse stock split as part of a going-private transaction. The reverse stock split is expected to reduce the number of record holders of the Company’s common stock such that the Company will be eligible to cease filing periodic and other reports with the Securities and Exchange Commission and terminate public registration of the Company’s common stock. The reverse stock split is subject to approval by the Company’s stockholders and certain other conditions. A special meeting of the Company’s stockholders to consider this matter will be held in the next few months, with exact timing dependent on the SEC’s review of the Company’s filings in connection with the proposed reverse stock split.
     While stockholder approval is necessary, it is anticipated that shares of the Company’s common stock controlled directly or indirectly by the Company’s directors, officers and their affiliates will be voted in favor of the reverse stock split. These shares account for approximately 70% of the Company’s outstanding shares of common stock. Consequently, the reverse stock split should receive the requisite vote for approval. The Company’s stockholders will receive cash in the amount of $2.39 per pre-split share in lieu of any fractional shares resulting from the reverse stock split. As a result, holders of fewer than 2,000 shares will not be PVC Container stockholders after the reverse stock split, and holders of 2,000 or more shares will receive new shares, plus cash in lieu of any fractional new share. The cash payment of $2.39 per share payable to stockholders in lieu of fractional shares represents a premium of approximately 99% over the closing price of the Company’s common stock on September 15, 2005.
     The Company has filed an Information Statement with the SEC that describes the terms, conditions, and reasons for the going-private transaction. It will include a copy of a fairness opinion regarding the fairness of the cash consideration paid for fractional shares obtained by the special committee of the Company’s Board of Directors from the investment banking firm of Lincoln Partners, LLC. Upon SEC approval, the Company will mail a copy of the Information Statement to all stockholders of record announcing the special meeting.
     William J. Bergen, the Company’s President and Chief Executive Officer, stated “The Board believes that it is in our best interest and the best interest of our stockholders to eliminate the administrative, financial, and additional accounting burdens associated with being a public company by engaging in the reverse stock split and taking the Company private. The Company’s common stock is not very liquid, and the Company’s stockholders do not receive any appreciable benefit from the Company being a public reporting company. Accordingly, the Board does not believe that the costs of remaining a public company are justified.”
     The announcement of the proposed reverse stock split described above is not a solicitation of a proxy. The Company will hold a special meeting of stockholders to vote on the transaction. Prior to the meeting, the Company will mail to the Company’s stockholders an Information Statement that will contain important information regarding the meeting and the transaction, including, among other things, the recommendation of the Company’s Board of

Directors regarding the transaction. Stockholders of the Company are advised to read the materials. Copies of the Information Statement materials, and any amendments or supplements thereto, will be available without charge at the SEC’s website at http://www.sec.gov or from the Chief Financial Officer of the Company after they are mailed to stockholders.
     PVC Container Corporation, founded in 1968, is a major producer of plastic containers for the packaging industry. Reported revenues for the fiscal year ended June 30, 2004 were approximately $97 million. PVC Container has executive offices in Eatontown, New Jersey and manufacturing facilities in Pennsylvania, New Jersey, New York, South Carolina and Illinois. The Company operates several wholly owned subsidiaries, including Novapak Corporation, which manufactures and sells general line plastic bottles, and Airopak Corporation and Marpac Industries, Inc., which manufacture and sell specialty plastic containers.
     PVC Container notes that statements contained in this news release that are not based on historical facts are forward-looking statements and, as such, are subject to uncertainties and risks that could cause actual results to differ materially from those projected or implied by such statements. These risks, contingencies, and uncertainties, many of which are beyond PVC Container’s control, include, but are not limited to, unanticipated changes in economic, competitive, governmental, or technological conditions; the ability of PVC Container to effect the proposed reverse stock split, including obtaining the requisite approval of its stockholders; and other factors that are set forth in PVC Container’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, December 31, 2004, and September 30, 2004 on file with the Securities and Exchange Commission.